Hennessy Advisors, Inc. Announces Quarterly Dividend and Third Quarter Earnings of $0.05 Per Share

NOVATO, Calif., Aug. 2, 2012 /PRNewswire/ -- Hennessy Advisors, Inc. (OTCBB:HNNA) the Board of Directors of Hennessy Advisors, Inc. today declared a quarterly dividend of $0.03125 per share to be paid on September 5, 2012 to shareholders of record as of August 20, 2012. The company also announced fully diluted earnings per share of $0.05 for the third quarter, which ended June 30, 2012. Average assets decreased by 9%, causing a corresponding dip in revenue, as well as a decrease in net income and earnings per share versus the prior comparable period.

"I am very encouraged that Hennessy Advisors continued to turn a profit during our third fiscal quarter. While assets were down from the prior period, we have begun to see steady inflows into our mutual funds and we continue to build cash and strengthen our balance sheet for our shareholders, allowing the Board of Directors to confidently vote to pay our quarterly dividend," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "I am more convinced than ever that our economy is in a slow but steady recovery. I know there are hurdles for every US Company to work through, and I recognize the volatility of our global economy, but the underlying fundamentals of the companies that drive our US economy are much stronger today than they were during the financial crisis. We remain committed to building shareholder value," added Mr. Hennessy.

Hennessy Advisors, Inc.

Financial Highlights

Period to Period

	Three Months Ended
Third Quarter	Jun. 30, 2012	Jun. 30, 2011	$ Change	% Change
Total Revenue	$ 1,714,716	$ 1,922,502	$ (207,786)	-10.8%
Net Income	$ 303,183	$ 352,272	$ (49,089)	-13.9%
Earnings per share (diluted)	$ 0.05	$ 0.06	$ (0.01)	-16.7%
Weighted Average number of
shares outstanding (diluted)	5,706,122	5,700,878	5,244	0.1%
Mutual Fund Average Assets
Under Management	$ 809,173,084	$ 893,457,531	$ (84,284,447)	-9.4%

At Period Ending Date	Jun. 30, 2012	Jun. 30, 2011	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 821,406,362	$ 882,597,022	$ (61,190,660)	-6.9%
Retained Earnings	$ 15,658,558	$ 15,340,803	$ 317,755	2.1%

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager of a wide range of both domestic and international equity products. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

CONTACT: Tania Kelley, Hennessy Advisors, Inc., 1-800-966-4354, +1-415-899-1555